Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-38090) pertaining to the LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust, the Amended and Restated LMI Aerospace, Inc. 1998 Stock Option Plan, and the 1989 Employee Incentive Stock Option Plan of our report dated March 10, 2006, except for Note 17 which is as of March 29, 2006, relating to the consolidated financial statements and financial statement schedule of LMI Aerospace, Inc., which appears in this Form 10-K for the year ended December 31, 2005.

/s/ BDO Seidman, LLP

Chicago, Illinois
March 31, 2006